Exhibit 99.1

Sensei Biotherapeutics Adopts Stockholder Rights Agreement

BOSTON, MA, March 7, 2023 – Sensei Biotherapeutics, Inc. (Nasdaq: SNSE), an immuno-oncology company focused on the discovery and development of next-generation therapeutics for cancer, today announced that a special committee of the Board of Directors adopted a limited duration stockholder rights agreement (the “Rights Agreement”) to protect stockholder interests and maximize value for all stockholders.

The Rights Agreement is intended to reduce the likelihood that any entity, person or group is able to gain control of Sensei through open market accumulation without paying all stockholders an appropriate control premium or providing the Board sufficient opportunity to make informed judgments and take actions that are in the best interests of all stockholders.

Pursuant to the Rights Agreement, Sensei will issue, by means of a dividend, one preferred share purchase right for each outstanding share of Sensei common stock to stockholders of record on the close of business on March 17, 2023. Initially, these rights will not be exercisable and will trade with, and be represented by, the shares of Sensei common stock.

The Rights Agreement will expire on March 7, 2024, or earlier, as provided in the Rights Agreement.

The Rights Agreement is similar to other rights plans adopted by publicly-held companies. Under the Rights Agreement, the rights generally become exercisable only if a person, group or persons acting in concert (each, an “acquiring person”) acquires beneficial ownership of 10% (or 20% in the case of certain investors filing on Schedule 13G) or more of the outstanding shares of Sensei common stock in a transaction not approved by the Company. In that situation, each holder of a right (other than the acquiring person, whose rights will become void and will not be exercisable) will be entitled to purchase, at the then-current exercise price, additional shares of Sensei common stock at a 50% discount. In addition, if Sensei is acquired in a merger or other business combination after an unapproved party acquires more than 10% (or 20% in the case of certain investors filing on Schedule 13G) of the outstanding shares of Sensei common stock, each holder of a right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company’s stock at a 50% discount. The Board, at its option, may exchange each right (other than rights owned by the acquiring person that have become null and void) in whole or in part, at an exchange ratio of one share of Sensei common stock per outstanding right, subject to adjustment. Except as provided in the Rights Agreement, the Board is entitled to redeem the rights at $0.0001 per right.

If a person or group that beneficially owns 10% (or 20% in the case of certain investors filing on Schedule 13G) or more of the outstanding shares of Sensei common stock prior to Sensei’s announcement of its adoption of the Rights Agreement, then that person’s or group’s existing ownership percentage will be grandfathered, although, with certain exceptions, the rights will become exercisable if at any time after the announcement of the adoption of the Rights Agreement such person or group increases its ownership of Sensei common stock. Additional information regarding the Rights Agreement will be contained in a current report on Form 8-K to be filed by Sensei with the U.S. Securities and Exchange Commission.

Sensei remains committed to engaging in constructive dialogue with its stockholders, and the rights plan is not intended to prevent or interfere with any action with respect to Sensei that the Board determines to be in the best interests of the Company and its stockholders. Instead, it will position the Board to fulfill its fiduciary duties on behalf of all stockholders by ensuring that the Board has sufficient time to make informed judgments about any attempts to control or significantly influence Sensei.

Jefferies is serving as financial advisor to Sensei and Sidley Austin LLP is serving as Sensei’s legal advisor.

About Sensei Biotherapeutics, Inc.

Sensei Biotherapeutics (NASDAQ: SNSE) is an immuno-oncology company focused on the discovery and development of next-generation therapeutics for cancer patients. Through its TMAb™ (Tumor Microenvironment Activated biologics) platform, Sensei develops conditionally active therapeutics designed to disable checkpoints and other immunosuppressive signals selectively in the tumor microenvironment to unleash T cells against tumors. Sensei’s lead investigational candidate is SNS-101, a conditionally active antibody designed to block the V-domain Ig suppressor of T cell activation (VISTA) checkpoint selectively within the low pH tumor microenvironment, where VISTA acts as a suppressor of T cells by binding the receptor PSGL-1. The company is also developing SNS-102, a conditional binding monoclonal antibody targeting V-Set and Immunoglobulin Domain Containing 4 (VSIG-4), as well as SNS-103, also a conditionally active monoclonal antibody targeting ecto-nucleoside triphosphate diphosphohydrolase-1 (ENTPDase1), also known as CD39. For more information, please visit www.senseibio.com, and follow the company on Twitter @SenseiBio and LinkedIn.

Investor Contact:

Michael Biega

Senior Director, Investor Relations

Sensei Biotherapeutics

mbiega@senseibio.com

Media Contacts:

Chris Railey

Ten Bridge Communications

chris@tenbridgecommunications.com

Matthew Sherman / Mahmoud Siddig / Mike Reilly

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

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